FOR IMMEDIATE RELEASE	For further information contact:
August 1, 2006	Ernie Mrozek (CFO) 901.766.1268
Steve Bono (COM) 630.663.2150
Bruce Byots (INV) 630.663.2906

SERVICEMASTER REPORTS SECOND QUARTER E.P.S. OF $.26;

MAINTAINS OUTLOOK FOR FULL YEAR

(E.P.S. from continuing operations, before charges)

  SHARPLY INCREASES SHARE REPURCHASES AND DIVIDEND GROWTH RATE

• Comparable E.P.S. increases seven percent for the first half and four percent for the second quarter;
• Revenues increase six percent in both periods; two percent excluding acquisitions;
• Operating income margins before charges improve 20 basis points in both periods; Safety gains and cost controls offset significant increases in fuel and other costs;
• Company maintains outlook of low-double digit earnings growth for the full year; Announces substantial increases in dividend growth rate and second half share repurchases;

DOWNERS GROVE, Illinois, August 1, 2006 – The ServiceMaster Company (NYSE:SVM) today announced second quarter 2006 revenues from continuing operations of $1.0 billion, a six percent increase compared to the prior year. Second quarter earnings per share from continuing operations were $.25, consistent with 2005. Excluding the impact of restructuring charges, which include severance and other costs associated with Project Accelerate, earnings per share were $.26. For the six months, revenues from continuing operations of $1.7 billion were up six percent over the year ago period, and earnings per share from continuing operations were $.29, equal to 2005. Excluding the restructuring charge, earnings per share were $.31, a seven percent increase. The Company has included as an Exhibit to this press release a reconciliation of comparable basis financial information to the reported amounts.

“Our management team, together with our associates in the field, is focused on delivering strong performance through the rest of 2006,” said J. Patrick Spainhour, Chairman and Chief Executive Officer. “We believe we have a great opportunity to strengthen our results by focusing on improving our relationships with the millions of customers we already have today. Going forward, we will concentrate on improving the customer experience, further integrating and leveraging our operations, and expanding our growth opportunities.”

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Outlook

“We continue to expect revenue growth to be in the mid-single digit range and growth in earnings per share from continuing operations before restructuring charges in the low double digits for 2006, with relatively strong fourth quarter results providing a good foundation as we head into 2007,” said Spainhour. “While existing uncertainties in the general economy reduce our visibility somewhat, we continue to believe that our intensified focus on customer satisfaction and retention, positive effects from the recent InStar acquisition, and increased savings from Project Accelerate and other cost control efforts will enable us to achieve our earnings forecast for the year.”

Plans to Increase Returns to Shareholders

The Company announced the declaration of a third quarter 2006 cash dividend of $.12 per share payable on August 31, 2006 to shareholders of record on August 14, 2006. This represents a nine percent increase from the $.11 per share paid in last year’s third quarter. While dividends are authorized and declared on a quarterly basis, similar rates of increase over the prior year are currently anticipated for subsequent quarters as well, reflecting management’s confidence in its earnings growth and the strength of its cash flows.

The Company also announced its intention to increase its targeted share repurchases for the second half this year to over $100 million, more than double the amount previously anticipated for that period. When combined with first quarter activity, this would result in approximately $150 million of total share repurchases for 2006.

“The strength of our cash flow enables us to consistently provide strong cash returns to our shareholders in the form of dividends and share repurchases,” said Spainhour. “The action taken by our Board reflects the confidence we have in our strategies and the future growth prospects, of our Company, and our belief that our shares are currently undervalued.”

The Company approves its actual dividend payment on a quarterly basis and regularly reviews its dividend policy, share repurchase program and other capital structure objectives.

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Review of Cash Flows and Balance Sheet

Net cash flow provided from operating activities for the six months was $96 million, compared to ($9) million used for operating activities in the previous year. The 2005 amount included $132 million of tax payments relating to a comprehensive agreement with the IRS. Excluding tax payments from the resolution of IRS audits in both periods, net cash flows from operating activities decreased by $21 million, resulting primarily from higher working capital requirements associated with the InStar business, especially during periods of rapid growth, as well as the timing of certain insurance and tax payments.

Total debt on June 30, 2006 was $804 million, approximately $146 million more than the level reported at December 31, 2005, but comparable to June 30, 2005 levels. The increase in debt was primarily a result of the February 28, 2006 acquisition of InStar, with a purchase price of approximately $85 million, combined with the effects of normal seasonal working capital requirements.

Business Review by Segment

TruGreen ChemLawn

TruGreen ChemLawn reported second quarter revenues of $357 million, consistent with the prior year. For the six months, revenues were $495 million, a three percent increase. Six month growth resulted from improved price realization, as well as increases in supplemental services and commercial revenues. Partially offsetting these sources of growth was a three percent reduction in residential customer counts that primarily resulted from a net reduction in new sales, as sharp declines in telemarketing sales were partially offset by increased sales from direct mail and other channels. Customer retention rates declined one point during the first half, but reflected an improving trend from the 2 ½ point decline that existed at the end of the first quarter, due to new sales methods and enhanced customer care and communication programs. These efforts are expected to result in continued improvement in retention trends during the second half of the year.

Operating income for the quarter was $64 million compared to $71 million in the prior year. For the six months, operating income was $61 million compared to $64 million in 2005. The decline in operating income in the quarter was partially attributable to differences in the timing of production, with a greater percentage of the six month total accelerated into the first quarter this year due to more favorable

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weather conditions. Substantially higher fuel and health insurance costs also contributed to the profitability declines in both the quarter and six months.

TruGreen LandCare

TruGreen LandCare reported second quarter revenues of $119 million, down one percent compared to 2005, reflecting slight declines in both base contract maintenance and enhancement sales. For the six months, the segment reported revenues of $218 million, a one percent decrease, reflecting a decline in first quarter snow removal revenues, partially offset by growth in enhancement sales and improving retention rates.

Second quarter operating losses were relatively comparable to the prior year. For the six months, operating losses increased $1.8 million, primarily as a result of the first quarter reduction in relatively profitable snow removal services. Flat revenues and higher fuel costs, partially offset by favorable trending in safety costs, contributed to the reduced operating results.

Recent investments in the size, caliber and training of the sales team have led to an improvement in the relative size and quality of sales proposals issued and outstanding. This, combined with improved retention, is expected to lead to increasing contract maintenance revenues beginning in the fourth quarter.

Terminix

Terminix reported second quarter revenues of $308 million, up one percent compared to the prior year. For the six months, revenues increased one percent, to $561 million. In both reporting periods, solid growth in pest control and termite renewal revenues was offset by a decline in revenues from initial termite treatments.

The pest control operations experienced solid and improving growth in customers and revenues, reflecting increased unit sales in both residential and commercial markets, improving customer retention, and the impact of acquisitions. In the first half, termite renewal revenues experienced solid growth, although at a slower rate in the second quarter. This was supported by improved pricing, partially offset by a modest decline in retention rates. Revenues from sales of initial termite treatments

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were down in both the quarter and six months, as a result of a very weak termite swarm throughout the country and the effects of a shift in product mix.

Operating income for the quarter was $60 million compared to $57 million in the prior year. For the six months, operating income was $93 million compared to $88 million in 2005. Operating results benefited from increased revenues, lower termite material costs, improved sales labor productivity and continued favorable trends in damage claim costs, and were partially offset by higher fuel and health care costs.

American Home Shield

The American Home Shield (AHS) segment reported second quarter earned revenues of $159 million, up 11 percent compared to the prior year. For the six months, earned revenues were $276 million, an eight percent increase. Contract sales and renewals, which are reported as earned revenues over the subsequent twelve month contract period, increased seven percent in the quarter and five percent year-to-date. American Home Shield experienced strong growth in contract renewals, resulting from continued sharp improvements in customer retention rates. This growth was partially offset by modest declines in new sales in both the real estate and direct to consumer channels. Real estate sales were negatively impacted by a weakening home resale market in most parts of the country, as home listings and closings, particularly in California (AHS’ largest volume state), were at lower levels than in the prior year. Direct to consumer sales were lower in the quarter and six months, resulting from the timing of certain direct mail campaigns as well as lower response rates on certain programs, with stronger sales growth expected in the third and fourth quarters.

Operating income for the quarter was $24 million, a three percent increase. For the six months, operating income was $34 million, compared to $38 million in 2005. Revenue growth was offset by higher claim costs resulting from hotter weather in the second quarter, which has continued into July, as well as incremental investments in initiatives to expand its real estate sales force, increase market penetration and improve customer retention.

Other Operations and Headquarters

The Other Operations and Headquarters segment reported second quarter and six month revenues of $81 million and $137 million, respectively. This compares to prior year revenues of $43 million and $85

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million, respectively. Revenues from InStar (acquired on February 28, 2006) were $32 million in the quarter and $43 million for the four month period since closing. The ServiceMaster Clean and Merry Maids franchise operations reported a combined increase in earned revenue of 14 percent in the quarter and 10 percent for the six months, driven by continued strong growth in disaster restoration and solid internal growth in residential maid service.

The segment’s overall operating loss for the quarter was ($5) million, compared to a loss of ($13) million in the prior year. For the six months, the operating loss was ($17) million compared to a loss of ($24) million in 2005. Included in the operating loss in 2006 are restructuring charges of approximately $6 million in the quarter and $10 million for the six months. Excluding the restructuring charges, the operating loss improved by $14 million in the quarter and $17 million year-to-date. The improvement in operating results reflects: continued favorable trending in safety costs, lower support costs and savings from Project Accelerate, the first time inclusion of operating profits from the InStar acquisition ($2.3 million in the quarter and $3.4 million for the six months) and a modest increase in profits from the combined franchise businesses. The 2006 results also include a reduction in compensation expense ($3.1 million in the quarter and $1.4 million for the six months) related to an employee deferred compensation trust for which there is a corresponding and offsetting decrease in investment income within non-operating expense/(income).

Non-Operating Expense / (Income)

Non-Operating expenses for the quarter were $17 million compared with $13 million in the prior year. For the six months, these expenses were $23 million compared to $21 million in 2005. The increase primarily reflects a decline in the market value of investments within the employee deferred compensation trust discussed above and an increase in interest expense resulting from higher debt balances and higher interest rates.

Businesses Held Pending Sale and Discontinued Operations

Revenues from the combined American Residential Services (ARS) and American Mechanical Services (AMS) businesses held pending sale decreased two percent in the second quarter and increased four percent for the six months. During the first quarter, the Company recorded a $(25) million after tax provision for expected losses on the disposition of certain ARS/AMS properties held pending for sale. Excluding the first quarter charge, the after-tax operating income of $2 million in the second quarter and

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$1 million for the six months reflected a modest improvement in operating results at ARS/AMS, offset by the establishment of an accrual for certain litigation in the second quarter, and the resolution of a claim related to a business sold in prior years which impacted first quarter results.

Subsequent to June 30, 2006, the Company completed sales of the AMS businesses to members of the senior AMS management team. The Company is currently engaged in detailed negotiations to sell the ARS business in a single transaction.

Tax Treatment of Common Stock Dividend

The Company currently expects that approximately 30 percent of its 2006 dividends on common stock will be taxable as dividend income for federal income tax purposes. This is lower than the 2005 dividend taxability of 87 percent, as well as our prior estimate for 2006, primarily due to one-time effects of the pending dispositions described above. The 2006 estimate is subject to change, based on the final outcome of these transactions and other future events. Any portion of the dividend that is not taxable would be treated as a return of capital and would generally be applied to reduce the cost basis of the shares. The Company currently expects its dividend taxability to exceed 90 percent in 2007.

Upcoming Analyst Investor Conference

The Company also announced its intention to hold an Analyst and Investor Conference in the fourth quarter of 2006. At that conference the management team will present our strategies and plans for 2007 and beyond.

Conference Call Details

The Company will review these results and discuss its outlook in a call at 10:00 a.m. CT on August 1, 2006. Interested parties may listen to the call at (800) 731-1418. The conference call will include Pat Spainhour, Chairman and Chief Executive Officer, and Ernie Mrozek, President and Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 633-8284 (#21299696).

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Company Overview

ServiceMaster currently serves residential and commercial customers through a network of over 5,500 company-owned and franchised locations. The Company’s brands include TruGreen ChemLawn, TruGreen LandCare, Terminix, American Home Shield, InStar Services Group, ServiceMaster Clean, Merry Maids, Furniture Medic, AmeriSpec, ARS Service Express and Rescue Rooter. The core services of the Company include lawn care and landscape maintenance, termite and pest control, home warranties, disaster response and reconstruction, cleaning and disaster restoration, house cleaning, furniture repair, home inspection, and plumbing, heating and air conditioning.

Business Segments

The Company is comprised of five business segments: The TruGreen ChemLawn segment provides lawn, tree and shrub care services. The TruGreen LandCare segment provides commercial landscaping services. The Terminix segment includes termite and pest control services. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations and Headquarters segment includes the Company’s franchised operations, (including ServiceMaster Clean, Merry Maids, Furniture Medic), its Company-owned operations, including InStar, a commercial disaster restoration business, the Company’s international operations and its headquarter locations.

Forward-Looking Statements

This press release contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): the successful transition of a new Chairman and CEO, weather conditions that affect the demand for the Company's services; changes in the source and intensity of competition in the markets served by the Company; labor shortages or increases in wage rates; unexpected increases in operating costs, such as higher insurance premiums, self insurance and healthcare claim costs; higher fuel prices; changes in the types or mix of the Company's service offerings or products; increased

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governmental regulation including telemarketing and environmental restrictions; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; time, expenses and cash flows associated with integrating, selling, or winding down businesses; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

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THE SERVICEMASTER COMPANY

(In thousands, except per share data)

Statements of Operations	*Three Months Ended June 30,* 2006	2005	*Six Months Ended June 30,* 2006	2005
Operating Revenue	$ 1,024,624	$ 970,627	$ 1,687,011	$ 1,594,387
Operating Costs and Expenses:				
Cost of services rendered and products sold	611,862	570,324	1,046,532	984,195
Selling and administrative expenses	263,056	262,005	458,876	444,368
Amortization expense	3,325	1,331	5,410	2,483
Restructuring charge (1)	6,286	-	9,838	-
Total operating costs and expenses	884,529	833,660	1,520,656	1,431,046
Operating Income	140,095	136,967	166,355	163,341
Non-operating Expense (Income):				
Interest expense	16,093	14,401	30,523	29,980
Interest and investment income, net	(1,213)	(3,226)	(11,549)	(12,600)
Minority interest and other expense, net	2,074	2,047	4,123	4,093
Income from Continuing Operations before Income Taxes	123,141	123,745	143,258	141,868
Provision for income taxes	48,395	48,354	56,301	55,441
Income from Continuing Operations	74,746	75,391	86,957	86,427
Income (loss) from businesses held pending sale and discontinued operations, net of income taxes (2)	2,400	4,410	(24,124)	3,946
Net Income	$ 77,146	$ 79,801	$ 62,833	$ 90,373
Diluted Earnings (Loss) Per Share (3):				
Income from continuing operations	$ 0.25	$ 0.25	$ 0.29	$ 0.29
Income (loss) from businesses held pending sale and discontinued operations (2)	0.01	0.01	(0.08)	0.01
Diluted Earnings Per Share	$ 0.26	$ 0.27	$ 0.21	$ 0.30
Number of Shares - Basic	290,748	291,634	291,146	291,400
Number of Shares - Diluted	302,728	305,377	295,459	297,254
Dividends Paid Per Share	$ 0.11	$ 0.11	$ 0.22	$ 0.22
Price Range Per Share:				
	$13.15	$13.90	$13.62	$13.90
	10.19	12.50	10.19	12.50

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THE SERVICEMASTER COMPANY

(In thousands)

Segment Summaries

	For the three months ended June 30,			For the six months ended June 30,		
	2006	2005	% Change	2006	2005	% Change
Operating Revenue:						
TruGreen ChemLawn	$ 357,430	$ 357,483	0%	$ 494,694	$ 480,819	3%
TruGreen LandCare	118,932	120,300	-1%	217,853	219,946	-1%
Terminix	307,735	305,616	1%	561,274	553,361	1%
American Home Shield	159,466	144,286	11%	276,396	255,296	8%
Other Operations and Headquarters	81,061	42,942	89%	136,794	84,965	61%
Total Operating Revenue	$ 1,024,624	$ 970,627	6%	$ 1,687,011	$ 1,594,387	6%
Operating Income (Loss):						
TruGreen ChemLawn	$ 63,798	$ 70,937	-10%	$ 60,975	$ 63,630	-4%
TruGreen LandCare	(2,589)	(2,334)	-11%	(4,407)	(2,635)	-67%
Terminix	59,754	57,246	4%	93,216	88,011	6%
American Home Shield	24,465	23,678	3%	33,598	37,951	-11%
Other Operations and Headquarters (a)	(5,333)	(12,560)	58%	(17,027)	(23,616)	28%
Total Operating Income (a)	$ 140,095	$ 136,967	2%	$ 166,355	$ 163,341	2%

The combined operations of ServiceMaster Clean, InStar and Merry Maids, which are included in the Other Operations and Headquarters segment, comprised approximately 8% and 4% of the consolidated revenue for the three months ended June 30, 2006 and 2005, respectively, and 8% and 5% of the consolidated revenue for the six months ended June 30, 2006 and 2005, respectively. These operations comprised approximately 9% and 8% of the consolidated operating income, before headquarter overheads and restructuring charges, for the three months ended June 30, 2006 and 2005, respectively, and 13% and 11% of the consolidated operating income, before headquater overheads and restructuring charges, for the six months ended June 30, 2006 and 2005, respectively.

(a) For the three months and six months ended June 30, 2006, the total reported operating income and the operating loss of the Other Operations and Headquarters segment include a restructuring charge of $6.3 million and $9.8 million, respectively.

	As of June 30,		
	2006	2005	% Change
Capital Employed:			
TruGreen ChemLawn	$ 899,948	$ 860,508	5%
TruGreen LandCare	42,279	39,887	6%
Terminix	645,985	629,728	3%
American Home Shield	230,808	193,110	20%
American Home Shield without cash and marketable securities (b)	*(73,531)*	*(81,358)*	10%
Other Operations and Headquarters and and Businesses Held Pending Sale and Discontinued Operations	134,119	197,066	-32%
Total Capital Employed	$ 1,953,139	$ 1,920,299	2%

Capital employed is defined as the segment's total assets less liabilities, exclusive of debt balances. The Company believes these figures are useful to investors in helping them compute return on capital measures and therefore better understand the performance of the Company's business segments.

(b) The calculation of capital employed for the American Home Shield segment includes approximately $304 million and $274 million of cash and marketable securities at June 30, 2006 and 2005, respectively. The investment income and realized gains/losses on these assets are reported below operating income in non-operating income/expense. In order to facilitate the comparison of return on invested capital for the American Home Shield segment, the Company has also presented capital employed for this segment excluding cash and marketable securities. The negative capital employed balances primarily result from deferred revenue and amounts payable to subcontractors.

Key Performance Indicators

	Rolling twelve month metrics as of June 30,	
	2006	2005
TruGreen ChemLawn -		
Growth in Full Program Contracts	-3%	2%
Customer Retention Rate	65.4%	66.4%
Terminix -		
Growth in Pest Control Customers	3%	4%
Pest Control Customer Retention Rate	77.9%	77.3%
Growth in Termite Customers	-1%	1%
Termite Customer Retention Rate	87.3%	88.0%
American Home Shield -		
Growth in Warranty Contracts	2%	5%
Customer Retention Rate	57.9%	55.9%

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